Agreement on Transfer of Shares of Beijing Beitun Commerce & Trade Co., Ltd.

The Parties hereof:

Party A: Guo Wei

Party B: Consumer Capital Group Inc.

Party C: Zhang Yifan

Whereas, Party A and Party B are shareholders of Beijing Beitun Commerce &Trade Co., Ltd. (hereinafter referred to as “the Company”) in which Party A holds 49% shares in the Company and Party B holds 51%. Party C is a natural person. Both Party A and Party B desire to transfer the shares held by them in the Company to Party C, and Party C shall purchase such shares in currency. Both Party A and Party B accept Party C’s acquisition of the Company as a new shareholder.

Therefore, in compliance with the provisions of the Company Law of the People’s Republic of China and other laws and regulations and in accordance with the Share Transfer Agreements signed among them through negotiations in good faith, the Parties hereby agree as follows:

I.	Basic Information of the Transferors and the Transferee
1.	Transferor (Party A):

Name: Guo Wei; Legal Address: Room 606, Unit 3, Building 108, Dayou Beili Community, Haidian District, Beijing; Title: Board Chairman; Nationality: Chinese

2.	Transferor (Party B)

Name: Consumer Capital Group Inc.; Legal Address: 35 North Lake Ave, Suite 280 Pasadena, CA 91101; Legal Representative: Gao Jianmin; Title: Vice Board Chairman; Nationality: Chinese

3.	Transferee (Party C)

Name: Zhang Yifan; Legal Address: Room 606, Unit 3, Building 108, Dayou Beili Community, Haidian District, Beijing; Nationality: Chinese

II.	Number of Shares to be Transferred and Price

Guo Wei (Party A) agrees to transfer 44% of the shares held in Beijing Beitun Commerce &Trade Co., Ltd. to Zhang Yifan (Party C) for the consideration of RMB 220,000, and Consumer Capital Group Inc. (Party B) agrees to transfer 51% shares held in Beijing Beitun Commerce &Trade Co., Ltd. to Zhang Yifan (Party C) for the consideration of RMB 255,000.

After the transfer, Guo Wei contributes RMB 25,000, representing 5% of the total shares of Beijing Beitun Commerce &Trade Co., Ltd.; Zhang Yifan contributes RMB 475,000, representing 95% of the total shares of Beijing Beitun Commerce &Trade Co., Ltd.

III.	Completion and Method of Transaction

The Agreement shall come into effect as of April 1, 2014.

IV.	After the said transfer, Party C shall acknowledge and accept the contracts, articles of association and appendixes thereto and agree to perform and bear all rights, obligations and responsibilities that Party B may have in Beijing Beitun Commerce &Trade Co., Ltd.

V.	The directors originally appointed by Party A and Party B shall resign from Beijing Beitun Commerce &Trade Co., Ltd. automatically and new directors will be appointed by Party A and Party C.

VI.	Breach of Agreement

In the event that Party C fails to make the payment within the time frame and in an amount specified in Article III hereof, Party C shall pay an amount equal to one percent of the contribution payable to Party A and Party B as the penalty on a monthly basis. If such payment remains overdue for three months, Party A and Party B shall, in addition to the penalty, be entitled to terminate the Agreement and require Party C to make compensation for any losses suffered by them.

VII.	Settlement of Disputes

All disputes arising from the execution of or in connection with the Agreement shall be first settled by the Parties through negotiations in good faith. If no agreement is reached, such dispute shall be submitted to the arbitration institution in Beijing or other arbitration institutions for arbitration in accordance with the applicable rules. The award shall be final and binding upon the three parties. The arbitration charge shall be borne by the losing party.

Party A: Guo Wei

Party B: Consumer Capital Group Inc.

Legal Representative: Gao Jianmin

Party C: Zhang Yifan

Beijing Beitun Trade Commerce &Trade Co., Ltd.

April 1, 2014